As filed with the Securities and Exchange Commission on August 19, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FOX CHASE BANCORP, INC.

(exact name of registrant as specified in its charter)

Maryland	35-2379633
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

4390 Davisville Road, Hatboro, PA	19040
(Address of Principal Executive Offices)	Zip Code

Fox Chase Bancorp, Inc.

2011 Equity Incentive Plan

(Full Title of the Plan)

Copies to:
Thomas M. Petro	Scott Brown
President and Chief Executive Officer	Suzanne A. Walker
Fox Chase Bancorp, Inc.	Kilpatrick Townsend & Stockton LLP
4390 Davisville Road	607 14th Street, NW, Suite 900
Hatboro, Pennsylvania 19040	Washington, D.C. 20005
(Name and address of agent for service)	(202) 508-5800

(215) 682-7400

Telephone number, including area code, of agent for service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act .  (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock $.01 par Value	960,369(2)	$12.72	$12,215,894	$1,419
(1)

Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Fox Chase Bancorp, Inc. 2011 Equity Incentive Plan (the “Equity Plan”) as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of Fox Chase Bancorp, Inc. (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)

Represents 685,978 shares which may be issued upon the exercise of options to purchase shares of the Common Stock and 274,391 shares of Common Stock which may be distributed upon the vesting of stock awards under the Equity Plan.

(3)

Estimated solely for the purpose of calculating the registration fee. Represents the closing price for the common stock as reported on August 17, 2011 in accordance with 17 CFR Section 230.457(c) and 230.457(h).

This Registration Statement shall become effective immediately upon filing in accordance with

Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462

PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 (Plan Information) and 2 (Registrant Information).  The documents containing the information for the Fox Chase Bancorp, Inc. 2011 Equity Incentive Plan (the “Equity Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Equity Plan as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428.  Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed or to be filed by Fox Chase Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K which includes the consolidated statements of condition of the Registrant and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity and cash flows for the years in the three-year period ended December 31, 2010.  The Form 10-K was filed with the SEC on March 14, 2011 (File No. 000-54025).

(b)           The Corporation’s Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 2011 and June 30, 2011 filed with the SEC on May 9, 2011 and August 5, 2011, respectively (File No. 000-54025).

(c)           The description of the Registrant’s common stock contained in Registrant’s Form 8-K123G as filed with the SEC on June 6, 2010 (File No. 000-54025).

(d)           The Corporation’s Current Reports on Form 8-K (other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K) filed with the SEC on April 28, 2011, May 3, 2011, July 29, 2011 and August 8, 2011.

(e)           All documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K or 8-K/A).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable, as the Registrant’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.  Interests of Named Experts and Counsel

The validity of the Common Stock offered hereby has been passed upon for the Registrant by the firm of Kilpatrick Townsend & Stockton LLP.

Item 6.  Indemnification of Directors and Officers

The Articles of Incorporation of Fox Chase Bancorp, Inc. (the “Corporation”) provides as follows:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law.  The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled.  The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 7.  Exemption from Registration Claimed

None.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

3.1	Articles of Incorporation of Fox Chase Bancorp, Inc.(1)
3.2	Bylaws of Fox Chase Bancorp, Inc.(2)
5.0	Opinion of Kilpatrick Townsend & Stockton LLP as to the legality of the Common Stock to be issued
23.1	Consent of Kilpatrick Townsend & Stockton LLP (contained in the Opinion included in Exhibit 5.0)
23.2	Consent of KPMG LLP
24	Power of Attorney (contained on the signature page)
99.1	Fox Chase Bancorp, Inc. 2011 Equity Incentive Plan(3)
99.2	Form of Equity Award Agreements

(1)	Incorporated by reference to the Exhibit 3.1 in the Registrant’s Registration Statement on Form S-1 filed with the SEC on March 12, 2010.
(2)	Incorporated by reference to the Exhibit 3.2 in the Registrant’s Registration Statement on Form S-1 filed with the SEC on March 12, 2010.
(3)	Incorporated by reference to the Registrant’s Form DEF14A filed with the SEC on July 5, 2011.

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to

Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           The undersigned Registrant hereby undertakes that, for purposes of determining any liquidity under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, Fox Chase Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hatboro, Pennsylvania, on August 19, 2011.

FOX CHASE BANCORP, INC.

By:	/s/ Thomas M. Petro
Thomas M. Petro
President, Chief Executive Officer and Director
(Principal executive officer)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Thomas M. Petro) constitutes and appoints Thomas M. Petro, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas M. Petro	President, Chief Executive Officer and Director	August 19, 2011
Thomas M. Petro
(Principal executive officer)

/s/ Roger S. Deacon		August 19, 2011
Roger S. Deacon	Chief Financial Officer
(Principal financial and accounting officer)

/s/ Roger H. Ballou	Director	August 19, 2011
Roger H. Ballou

/s/ Richard E. Bauer	Director	August 19, 2011
Richard E. Bauer

/s/ Todd S. Benning	Director	August 19, 2011
Todd S. Benning

/s/ Richard M. Eisenstaedt	Director	August 19, 2011
Richard M. Eisenstaedt

/s/ Anthony A. Nichols, Sr.	Director	August 19, 2011
Anthony A. Nichols, Sr.

/s/ RoseAnn B. Rosenthal	Director	August 19, 2011
RoseAnn B. Rosenthal

/s/ Peter A. Sears	Director	August 19, 2011
Peter A. Sears

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing	Sequentially Numbered Page Location

4.1	Articles of Incorporation of Fox Chase Bancorp, Inc.	Incorporated by reference to the Exhibit 3.1 in the Registrant’s Registration Statement on Form S-1.

4.2	Bylaws of Fox Chase Bancorp, Inc.	Incorporated by reference to the Exhibit 3.2 in the Registrant’s Registration Statement on Form S-1.

5.0	Opinion of Kilpatrick Townsend & Stockton LLP	Filed herewith.

23.1	Consent of Kilpatrick Townsend & Stockton LLP	Included in Exhibit 5.0.

23.2	Consent of KPMG LLP	Filed herewith.

24	Power of Attorney	Located on the signature page.

99.1	Fox Chase Bancorp, Inc. 2011 Equity Incentive Plan	Incorporated by reference to the Registrant’s Form DEF14A.

99.2	Form of Equity Award Agreements	Filed herewith.